Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2009, except as it relates to the effect of SFAS 160 described in Note 1, as to which the date is May 29, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated May 29, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

January 22, 2010